Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-169379 on Form S-3 and Nos. 333-169377, 333-51494 and 333-143770 on Form S-8 of our report dated November 16, 2011, except for note 14, which is as of December 30, 2011, with respect to the consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries as of August 27, 2011, and the related consolidated statements of operations, comprehensive income, members’ deficit, and cash flows for the year ended August 27, 2011, which report appears in Exhibit 23.1 to the Current Report on Form 8-K/A dated February 13, 2012.

/s/ KPMG LLP
Kansas City, Missouri
February 13, 2012